SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934*

                               (AMENDMENT NO. 2)

                               I.D. SYSTEMS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    449489103
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2001
           -----------------------------------------------------------
             (Date of Event which requires filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Statement is filed:

                                [ ] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

CUSIP No. 449489103                   13G                 Page 2    of  5  Pages

--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Jeffrey M. Jagid
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED STATES
--------------------------------------------------------------------------------
      NUMBER OF            5      SOLE VOTING POWER
        SHARES                    489,125 shares (Includes 251,875 currently
     BENEFICIALLY                 exercisable options to purchase common stock.)
       OWNED BY    -------------------------------------------------------------
         EACH
      REPORTING            6      SHARED VOTING POWER
        PERSON                    0
         WITH      -------------------------------------------------------------
                           7      SOLE DISPOSITIVE POWER
                                  489,125 shares (Includes 251,875 currently
                                  exercisable options to purchase common stock.)
                   -------------------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           489,125 shares (Includes 251,875 currently exercisable options to purchase common stock.)
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.00%

--------------------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 449489103                   13G                 Page 3    of  5  Pages

ITEM 1.

Incorporated by reference to Amendment No. 1 to Schedule 13G filed by Jeffrey M. Jagid on February 13, 2001.


ITEM 2.

Incorporated by reference to Amendment No. 1 to Schedule 13G filed by Jeffrey M. Jagid on February 13, 2001.


ITEM 3.  IF  THIS   STATEMENT  IS  FILED  PURSUANT  TO   SS.SS.240.13D-1(B)  OR
         240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         Not applicable.


ITEM 4.  OWNERSHIP.

The following is information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)      Amount beneficially owned:  489,125

(b)      Percent of class:  8.00%

(c)      Number of shares as to which the person has:

         (i)   Sole power to vote or to direct the vote: 489,125.

         (ii)  Shared power to vote or to direct the vote:  None.

         (iii) Sole power to dispose or to direct the disposition of:  489,125.

         (iv)  Shared power to dispose or to direct the disposition of: None.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

CUSIP No. 449489103                   13G                 Page 4    of  5  Pages

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         Not applicable.

CUSIP No. 449489103                   13G                 Page 5    of  5  Pages



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     2/12/02
                                   ---------------------------------------------
                                                       Date

                                               /s/ Jeffrey M. Jagid
                                   ---------------------------------------------
                                                     Signature

                                                  Jeffrey M. Jagid
                                   ---------------------------------------------
                                                    Name/Title